Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman and Chief Executive Officer

Hooker Furniture Corporation

276-632-2133

For immediate release: September 5, 2006

Hooker Furniture COO Doug Williams to Retire

Martinsville, Va.: Doug Williams, President and Chief Operating Officer of Hooker Furniture Corporation, will retire from management and the board of directors at the end of October, the company announced today.

Upon his retirement, Williams’ responsibilities will be carried out by Chief Executive Officer Paul Toms Jr. and others on the executive management team. Managers who previously reported to Williams will report to Toms.

“We greatly appreciate Doug’s 35 years of loyal and dedicated service to Hooker Furniture,” said Toms. “Under his leadership, Hooker grew from two wood furniture manufacturing plants to five and became a significant case goods player with a leading position in home office and home entertainment furniture. He has contributed on many levels to our success, and we would not be the company we are today if not for him.”

“It has been a joy and privilege to be part of such a great company for 35 years and to work with such wonderful people,” Williams said. “I want to thank everyone from my fellow officers to hourly associates for the help, support and respect I’ve had during my years at Hooker. I’m counting on them to continue the high standard of business and relationships that have always characterized the company.”

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional, game table and motion and stationary leather and fabric upholstered furniture. With over 1,000 employees, the Company operates three manufacturing plants, two supply plants, six distribution centers and warehouses, four showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and two warehouses in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $14.70 per share on September 5, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.